Exhibit 10.8
RESIGNATION AND RELEASE AGREEMENT
     This Resignation and Release Agreement (the “Agreement”) is entered into by and between the Federal Home Loan Bank of Des Moines (the “Bank”) and Amy Angle (“Ms. Angle”) to set forth the terms and conditions of Ms. Angle’s employment separation from the Bank, and her resignation from her employment and position as an officer of the Bank.
RECITALS
     A. Ms. Angle has been employed by the Bank as its Chief Operating Officer.
     B. Ms. Angle has stated her desire to resign her position and employment with the Bank effective March 31, 2006, and she wishes to accept the severance payments described herein and to release the Bank from any and all claims concerning her prior employment; and
     C. The Bank is willing to provide Ms. Angle with severance payments subject to the terms and conditions contained in this Agreement.
AGREEMENT
     To provide Ms. Angle with severance pay, and to fully and finally resolve any and all issues Ms. Angle may have regarding her employment with the Bank, including the separation of that employment, Ms. Angle and the Bank agree as follows:
     1. Resignation. Upon signing this Agreement, Ms. Angle shall submit a written letter to the Bank’s Acting President and Chief Executive Officer resigning her employment with the Bank and her position as the Bank’s Chief Operating Officer. The Bank shall accept Ms. Angle’s resignation and her last day of employment with the Bank shall be March 31, 2006.
     2. Severance Pay. In consideration of the releases contained herein, and for other good and valuable consideration, the Bank shall pay Ms. Angle a total gross severance pay equal to One Hundred Forty Two Thousand Five Hundred Dollars ($142,500). Such severance payments shall be made in the following manner: (a) a single lump sum payment of Ninety Two Thousand Five Hundred Dollars ($92,500) made payable on the eighth day after the Agreement is executed, or March 31, 2006, whichever occurs later; and (b) five equal monthly payments of Ten Thousand Dollars ($10,000), with the first payment being made on April 30, 2006 and the next four payments being made on the last day of each subsequent month thereafter (the “Severance Period”). The Bank’s obligation to make any additional severance payments during the Severance Period shall, however, cease if Ms. Angle materially breaches any of the terms of the Agreement, including, but not limited to, the obligations contained in Sections 7, 9, 10, 15, 16, or 17 below. Ms. Angle agrees and stipulates that the severance payments described herein are being paid to her as a special allowance, and that she is not entitled to receive said payments under any contract between the Bank and her, or pursuant to any Bank policy or practice.
     3. Medical Insurance Coverage and Continuation. The Bank will continue Ms. Angle’s coverage under the Bank’s group medical and dental plans on the same terms and conditions as other employees of the Bank through September 30, 2006. The Bank’s obligation to continue Ms. Angle’s coverage pursuant to this Section shall, however, cease if Ms. Angle obtains other employment that provides her dependants and her with medical or dental insurance comparable to the coverage provided under the Bank’s group health and dental plans, and Ms. Angle agrees to timely notify the Bank if she obtains comparable insurance coverage. If Ms. Angle has not obtained other comparable group medical or dental insurance coverage, Ms. Angle, and her eligible dependants, shall have the opportunity, after September 30, 2006, to continue group medical and dental insurance for an additional eighteen months through the Bank, at her or their own expense, to the extent and manner required by COBRA or any applicable state law. The Bank will provide Ms. Angle with a separate notice summarizing her continuation coverage rights and obligations, as well as an election form.
     4. Outplacement Services and Access to Search Firms. Ms. Angle shall be provided with up to six months of career transition services at the Bank’s expense. Career Resources Group of West Des Moines, Iowa shall provide the career transitional services to Ms. Angle, and the total cost of said services shall not exceed Seven Thousand Dollars ($7,000). The Bank agrees to notify search firms that it has used in the past, whether on a retained or a contingent basis, and to advise them that the Bank waives any provision in agreements with those search firms that such search firms may not contact or work with Ms. Angle to obtain other employment for Ms. Angle.
     5. Other Benefits. Ms. Angle shall receive appropriate payments pursuant to the Pentegra Defined Contribution Plan for Financial Institutions, the Pentegra Defined Benefit Plan for Financial Institutions, and the Benefit Equalization Plan determined as of March 31, 2006. In addition, on or before March 31, 2006, Ms. Angle shall be paid for the 274.67 hours of vacation she has accrued, but not used, through March 31, 2006.
     6. No Additional Compensation. Ms. Angle and the Bank agree that, except as expressly set forth in the Agreement, Ms. Angle shall not be entitled to receive any additional compensation, bonuses, incentive compensation, employee benefits or other consideration from the Bank in connection with, or in any way related to her resignation from, or prior employment by the Bank. More particularly, Ms. Angle shall not be entitled to make contributions to the Pentegra Defined Contribution Plan for Financial Institutions, the Pentegra Defined Benefit Plan for Financial Institutions, and the Benefit Equalization Plan from the severance payments described in Section 2 of the Agreement. For purposes of clarity, Ms. Angle agrees to forfeit any bonus payments that were, or may be, due her under the Bank’s Gainsharing Plan based on her, or the Bank’s, performance during 2005, or any payments under the Bank’s Long-Term Incentive Plan.
     7. Return of Bank Property. Ms. Angle represents and warrants that she will immediately return to the Bank all Bank property including, without limitation, any, keys, access cards, parking pass, credit cards, books, manuals, files, computer software, disks and the like, as well as all paper and electronic copies of materials and documents in her possession or under her direct or indirect control relating to the Bank, its business, employees, and customers, and that she has not retained copies, in whatever form, of any such materials or documents. Notwithstanding anything to the contrary set forth herein, the Bank hereby acknowledges and agrees that Ms. Angle may retain, as her own property, her copies of all documents in her individual personnel file, such as her performance reviews, payroll and tax records, and similar personal records.

     8. Complete Release of Claims by Ms. Angle. In consideration of the severance payments described in Section 2 of the Agreement, and other good and valuable consideration, which are given to Ms. Angle specifically in exchange for the release as a result of negotiations between the Bank and her, Ms. Angle, on behalf of herself, her marital community, and her and their heirs, successors and assigns, hereby releases and discharges the Federal Home Loan Bank of Des Moines, its employee benefit plans, its current or former directors, officers, employees, agents, insurers, attorneys, consultants, and auditors, and any and each of their successors and assigns and predecessors (“Released Parties”), from any and all claims, charges, causes of action and damages (including attorneys’ fees and costs actually incurred), known and unknown (“Claims”), including those Claims related in any way to Ms. Angle’s employment with the Bank, or the termination of her employment relationship or position as an officer of the Bank, arising on or prior to the effective date of the Agreement. It is understood and agreed that the waivers in the Agreement are not intended to waive Ms. Angle’s rights: (a) to indemnification from the Bank or its insurers pursuant to any applicable provision of the Bank’s bylaws or policies, or pursuant to applicable law; (b) under ERISA to receive her accrued vested benefits and the benefits specifically reserved for her in the Agreement; or (c) respecting the Bank’s obligations under the Agreement.
     For the purposes of implementing a full and complete release and discharge of the Bank and the other Released Parties, and each of them, Ms. Angle expressly acknowledges that the Agreement is intended to include in its effect, without limitation, all Claims which she does not know or suspect to exist in her favor at the time she signs the Agreement, and that the Agreement is intended to fully and finally resolve any such Claim or Claims.
     The release contained in this Section 8 specifically includes, but is not limited to, rights and claims under the local, state or federal laws prohibiting discrimination in employment, including the Civil Rights Acts, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act (except as otherwise stated herein), the employee protection provisions of the Federal Deposit Insurance Act (12 U.S.C. § 1831j), Title VII of the Civil Rights Act of 1964, the Sarbanes-Oxley Act of 2002, Iowa’s Wage Payment Collection Act, as well as any other state or federal laws or common law theories relating to discrimination in employment, the termination of employment, or personal injury, including without limitation all claims for wrongful discharge, breach of contract, fraud, defamation, loss of consortium, infliction of emotional distress, additional compensation, back pay or benefits (other than as provided for in the Agreement), or any claim that the termination of Ms. Angle’s employment violated a public policy or policies of Iowa or the United States. The releases contained in this Section 8 does not include any claims Ms. Angle has, or may have, pertaining to Ms. Angle’s right or entitlement to vested benefits under the Pentegra Defined Contribution Plan for Financial Institutions, the Pentegra Defined Benefit Plan for Financial Institutions, and the Benefit Equalization Plan.
     9. Covenant Not to Sue. Ms. Angle represents that she has not filed any Claim that was released in the Agreement against the Bank or its Released Parties with any court or government agency, and that she will not, to the extent allowed by applicable law, do so at any time in the future; provided, however, that the covenants contained in this Section will not prevent Ms. Angle from filing a claim to enforce the terms of the Agreement. If any government agency brings any claim or conducts any investigation against the Bank, nothing in the Agreement forbids Ms. Angle from cooperating in such proceedings.
     10. Future Cooperation. Before her employment with the Bank ends, Ms. Angle shall compile and present to the Bank’s Acting President and Chief Executive Officer, a list of the projects and assignments previously assigned to her, or within her area of responsibility, that will need to be re-assigned to other staff. Ms. Angle further agrees that until September 30, 2006, she will make herself reasonably accessible to the Bank to answer questions and otherwise assist the Bank regarding the proper transition of the uncompleted projects and assignments contained on the list she compiles, and regarding any other issues and matters for which she was responsible as the Bank’s Chief Operating Officer. Ms. Angle further agrees to provide said assistance at no additional cost or expense to the Bank. In addition, Ms. Angle agrees to make herself reasonably available to the Bank in connection with any claims, disputes, investigations, regulatory examinations, or actions, lawsuits, or administrative proceedings relating to matters in which she was substantially involved during the period she was employed by the Bank, and to provide information, give depositions or testimony, and otherwise cooperate in the investigation, defense, or prosecution of such actions. Upon submission of appropriate documentation, the Bank will pay for any reasonable expenses Ms. Angle incurs in connection with any such efforts, including lost salary, wages, or vacation pay.
     11. Voluntary Agreement; Full Understanding; Advice of Counsel. Ms. Angle understands and acknowledges the significance of the Agreement and acknowledges that the Agreement is voluntary and has not been given as a result of any coercion. Ms. Angle also acknowledges that she has been given full opportunity to review and negotiate the Agreement, that she has been specifically advised to consult with legal counsel prior to signing it, that she has, in fact, carefully reviewed it with her attorney before signing it, and that she executes the Agreement only after full reflection and analysis.
     12. No Representations. Ms. Angle acknowledges that, except as expressly set forth herein, no representations of any kind or character have been made to her by the Bank or by any of the Bank’ agents, representatives or attorneys to induce the execution of the Agreement.
     13. Review and Revocation Periods. Ms. Angle has 21 days to consider the Agreement before signing it. Ms. Angle may use as much or as little of the 21-day period as she wishes before signing. To accept the Agreement, Ms. Angle must return the signed Agreement to Mr. L. Allyn Dixon Jr., General Counsel, on or before that day and time. Ms. Angle understands and acknowledges that she has seven (7) days after signing the Agreement to revoke it. To revoke the Agreement, Ms. Angle must deliver a written notice of revocation to Mr. Dixon at the Bank no later than 5:00 pm, Central Standard Time, on the seventh day after the Agreement is executed. If Ms. Angle revokes the Agreement, she will not receive any of the benefits described in the Agreement.
     14. Nonadmission. The Agreement shall not be construed as an admission of wrongdoing or evidence of any noncompliance with, or violation of, any statute or law, or any rule, regulation, order, or agreement by the Bank or by Ms. Angle.

     15. Confidential Information.
     (a) Acknowledgement of Receipt of Confidential Information. Ms. Angle acknowledges that she has occupied, a position of high trust and confidence with the Bank, and during Ms. Angle’s employment with the Bank, she has become familiar with the Bank’s trade secrets, business plans and strategies, and with other proprietary and confidential information concerning the Bank, its business, employees and members. Ms. Angle also understands that she may have access to such information if she is called upon to provide services under Section 10 of the Agreement. Ms. Angle agrees that (a) the agreements and covenants contained in this Section are essential to protect the Bank and the goodwill of its business; (b) the Bank would be irreparably damaged if Ms. Angle were to disclose confidential information in violation of these provisions of the Agreement; and (c) the severance payments provided her under Section 2 of the Agreement are given to her in part in exchange for her agreement to the restrictions set forth below. As used in the Agreement, “Confidential Information” shall mean any information relating to the business or affairs of the Bank or its customers, including but not limited to information relating to non-public financial statements, identities of potential members, suppliers, software tools, business methods, equipment, programs, methodologies, strategies and information, analyses, reports, models, calculations, profit margins, exam findings, Board of Directors matters, or other proprietary information used by the Bank in connection with its business, provided, however, that Confidential Information shall not include any information which is in the public domain or becomes known in the industry or becomes part of the public domain through no wrongful act on the part of Ms. Angle. Ms. Angle acknowledges that the Confidential Information is vital, sensitive, confidential and proprietary to the Bank.
     (b) Agreement to Maintain Confidentiality of Bank Information. Ms. Angle shall keep secret and retain in strictest confidence, and shall not, without the prior written consent of the Bank, furnish, make available or disclose to any third party (except in furtherance of the Bank’s business activities and for the sole benefit of the Bank) or use for the benefit of herself or any third party, any Confidential Information.
     (c) Non-Solicitation of Employees. Ms. Angle understands and agrees that the relationship between the Bank and its employees constitutes a valuable asset of the Bank that may not be converted to Ms. Angle’s use without causing irreparable damage to the Bank. Accordingly, and in further consideration of the severance payments described in Section 2 of this Agreement, Ms. Angle agrees that for one year after her employment with the Bank ends, she will not directly, or indirectly, on her own behalf, or the behalf of any person, corporation, or other entity, solicit, entice, or in anyway encourage, any Bank employee to terminate his or her employment with the Bank to accept employment with any employer that also employs Ms. Angle, or has offered Ms. Angle employment. The non-solicitation prohibitions contained in this subsection (c) shall not, however, apply to any communications initiated by Bank employees, and not by Ms. Angle.
     (d) Remedies. Ms. Angle acknowledges and agrees that the covenants set forth in this Section 15 are reasonable and necessary for the protection of the Bank’s business interests, that irreparable injury will result to the Bank if Ms. Angle breaches any of her confidentiality obligations under the Agreement, and that in the event of Ms. Angle’s actual or threatened breach of such confidentiality obligations, the Bank will have no adequate remedy at law. Ms. Angle accordingly agrees that in the event of any actual or threatened breach by her of any of her confidentiality obligations under this Section, the Bank shall be entitled to immediate temporary injunctive and other equitable relief, without bond and without the necessity of showing actual monetary damages, subject to hearing as soon thereafter as possible. Nothing contained herein shall be construed as prohibiting the Bank from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages which it is able to prove.
     16. Confidentiality of Agreement. Ms. Angle agrees that she will keep the fact, terms, conditions, and contents of this Agreement completely confidential and she will not publicize or disclose the facts, terms, conditions, or contents of this Agreement in any manner, in writing or orally, to any persons, directly or indirectly, or by or through an agent, representative, attorney, or any other person. Ms. Angle may, however, disclose the terms of this Agreement to her spouse, her attorney, or to her tax advisors and accountants as necessary; however, Ms. Angle shall specifically advise those individuals of the confidential nature of the information being disclosed, and any subsequent disclosure by any of them shall be deemed a disclosure by Ms. Angle. In addition, Ms. Angle may disclose information described in this paragraph pursuant to a duly authorized subpoena provided Ms. Angle provides the Bank with prior notice of the subpoena and with a meaningful opportunity to take, if the Bank chooses to do so, whatever actions necessary to quash said subpoena.
     17. Non-disparagement. Except for any Required Disclosures (defined below), the parties shall not, directly or indirectly, publish or make any statements to third parties that are critical of, or in anyway disparage, the other party, which with respect to the Bank shall include the Bank’s current or former directors, officers, employees agents, attorneys, consultants, or auditors. For purposes of this Section, Required Disclosures shall mean any disclosures made (1) to the Bank’s senior management, Board of Directors, attorneys, accountants, or to any other Bank employees, agents, and advisors who have a need to know such information; (2) to any applicable stock exchange, the Securities and Exchange Commission (the “SEC”), the Federal Housing Finance Board, or any other regulatory body or governmental authority; (3) to the extent appropriate under applicable law, rule or regulation, including filing a copy of this Agreement in any public SEC filing; or (4) pursuant to an order issued by a court or other tribunal or agency or authority of competent jurisdiction.
     18. Applicable Law; Venue; Interpretation. The Agreement shall be interpreted in accordance with the laws of the State of Iowa, without regard to its conflict of laws. Any lawsuit between the parties arising out of the Agreement shall be brought in the Iowa District Court in and for Polk County, or in the United States District Court, Southern District of Iowa, Central Division, if appropriate federal jurisdiction exists. The language of the Agreement shall be construed as a whole according to its fair meaning.
     19. Tax Withholdings and Deductions. All payments described herein shall be subject to applicable federal, state, and local tax withholdings and deductions.
     20. Complete Agreement. The Agreement represents and contains the entire understanding between the parties in connection with the subject matter of the Agreement. The Agreement shall not be modified or varied except by a written instrument signed by Ms. Angle and the Chairman of the Board of the Bank. It is expressly acknowledged and recognized by all parties that all prior written or oral agreements, understandings or representations between the parties are merged into the Agreement.

     21. Invalidity. It is understood and agreed that if any provisions of the Agreement are held to be invalid or unenforceable, the remaining provisions of the Agreement shall nevertheless continue to be fully valid and enforceable.
     22. Execution. The Agreement may be executed with duplicate original counterparts with faxed signatures, each of which shall constitute an original and which together shall constitute one and the same document.
PLEASE READ CAREFULLY. THE AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

FEDERAL HOME LOAN BANK OF DES MOINES		Amy Angle

By	/s/ Neil N. Fruechte	By	/s/ Amy E. Angle

	Neil Fruechte, Acting President		Amy Angle
and Chief Executive Office
		Date	March 28, 2006
Date	March 29, 2006

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